UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2003

Crown Castle International Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16441	76-0470458
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

510 Bering Drive

Suite 500

Houston, TX 77057

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (713) 570-3000

This document includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the

Securities Exchange Act of 1934. Other than statements of historical fact, all statements regarding industry prospects, the consummation of the transactions described in this document and the Company’s expectations regarding the future performance of its businesses and its financial position are forward-looking statements.

These forward-looking statements are subject to numerous risks and uncertainties.

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE

On October 10, 2003, Crown Castle International Corp. (“Company”) completed an amended $1.6 billion credit facility through its restricted group operating company (“Opco Facility”) and made certain changes to its capital structure. The Company has also completed negotiations in the UK with British Telecommunications plc (“BT”) to eliminate $48 million of site acquisition obligations and with Hutchison 3G UK Limited (“3”) to amend the minimum site commitment under the agreements with 3.

The Opco Facility, which amends and restates the Company’s previous $1.2 billion credit facility, is comprised of a $192.5 million Term A loan, a $1.1 billion Term B loan and an unfunded $350 million revolving credit facility. The Opco Facility increased the Term B loan by $702 million, extended the Term B loan maturity from March 2008 to September 2010, reduced the Term A loan by $100 million and reduced the revolving credit facility commitment by $150 million.

In connection with the closing of the Opco Facility, the Company also designated its UK subsidiary (“CCUK”) as a restricted subsidiary for purposes of the Company’s bond indentures and the Opco Facility, which will provide our restricted borrowing group access to the operating cash flows of CCUK. The Company has repaid the outstanding balance of its UK senior credit facility and will redeem its UK 9% Guaranteed Bonds due 2007 ($99.2 million and $206.6 million outstanding at June 30, 2003, respectively), utilizing proceeds from the Opco Facility. The Company also anticipates using proceeds of approximately $300 million from the new Term B loan to purchase certain of its higher coupon senior securities.

In addition, CCUK has reached agreement to amend certain provisions of its agreements with BT. Under the terms of the amended agreements with BT, CCUK will not be required to make any further site access payments to BT with respect to the BT exchange sites, which are generally located in UK urban areas and provide direct access to BT’s fiber network. Previously, CCUK was contractually obligated to pay approximately $48 million of site access payments to BT. The revised agreements allow CCUK to continue to develop BT exchange sites with BT funding the common area capital expenditures required to develop the sites and CCUK receiving 40% of the revenue of all co-located tenants on the sites developed. No revisions were made to the financial arrangements associated with the BT sites developed prior to October 1, 2003. The amended agreements modify the BT agreements announced in November 2000.

CCUK also reached agreement to amend certain provisions of its agreements with 3. Under terms of the amended agreements with 3, CCUK has received a commitment from 3 to co-locate on 1,350 CCUK sites effective January 1, 2003. As of September 30, 2003, 3 was co-located on 889 CCUK sites and will pay the additional approximately $13.4 million in net present value through December 31, 2004 to secure access to an additional 461 sites. As 3 locates its equipment on CCUK sites, 3 will pay site rental revenue to CCUK based on the configuration of the 3 equipment installed. CCUK will continue to remain as 3’s preferred site provider in the UK. The amended agreements modify the 3 agreements announced in February 2001.

The following table sets forth the scheduled principle amortization payments for the Opco Facility and the Company’s Crown Atlantic senior credit facility (“CCA Facility”):

	2004	2005	2006	2007	2008	2009	2010
	(in millions )
Opco Facility
Term Loan A	$26.6	$43.1	$57.0	$65.8
Term Loan B	$11.0	$11.0	$11.0	$11.0	$11.0	$11.0	$1,031.2
CCA Facility	$0.0	$91.2	$133.8
TOTAL Bank Amortization	$37.6	$145.3	$201.8	$76.8	$11.0	$11.0	$1,031.2

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit and Exchange Offer Agreement, dated October 10, 2003, among Crown Castle Operating Company, Crown Castle International Corp de Puerto Rico, Crown Castle International Corp., JPMorgan Chase Bank and the several Lenders which are parties thereto.

Cautionary Language Regarding Forward-Looking Statements

This document contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates including (i) the use of proceeds from the credit facility to repurchase higher coupon senior securities and (ii) the redemption of the UK 9% bonds. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect our results is included in our filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ E. BLAKE HAWK

Name:	E. Blake Hawk
Title:	Executive Vice President and General Counsel

Date: October 10, 2003

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit and Exchange Offer Agreement, dated October 10, 2003, among Crown Castle Operating Company, Crown Castle International Corp de Puerto Rico, Crown Castle International Corp., JPMorgan Chase Bank and the several Lenders which are parties thereto.

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